EXHIBIT 99
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For:        Avatex Corporation

Contact:    Grady E. Schleier
            Senior Vice President and Chief Financial Officer
            (214) 365-7450

                      AVATEX RESPONDS TO EDGEWATER PARTNERS
                           TENDER OFFER ON 6.75% NOTES
                           ---------------------------

           Dallas, Texas -- January 12, 2001 -- Avatex Corporation (OTCBB: AVAT) today announced its response to an unsolicited tender offer made by Edgewater Partners LP to purchase 6.75% Notes due December 7, 2002 (the "Notes") issued by Avatex's wholly-owned subsidiary, Avatex Funding, Inc. The Notes are also guaranteed by Avatex Corporation. Edgewater Partners did not inform Avatex of the tender offer, and Avatex only became aware of the offer from a broker in January 2001.

           Avatex is not taking a position on the adequacy of the offer to noteholders. Avatex observes that the offer states only that the price of the offer is 40% of the principal amount of the Notes. Avatex is not aware of any other terms or conditions of the Edgewater Partners offer. Avatex further observes that it does not appear that Edgewater Partners made any efforts to disseminate its offer beyond sending it to the Depository Trust Company.

           Avatex also is not taking a position on whether the tender offer is being made in accordance with United States federal securities laws, including the applicable rules and regulations issued by the Securities and Exchange Commission.

           As it has previously disclosed in its periodic filings with the Commission, Avatex has purchased Notes in the open market since April 2000 at an average price of approximately 60% of the principal amount of the Notes.

           Avatex is a holding company that, along with its subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc., its 43% owned subsidiary, Avatex is involved in operating a chain of retail discount drug stores devoted to the sale of prescription and over-the-counter drugs, health and beauty aids and other general merchandise.




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